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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2001 relating to the financial statements and financial statements schedule of Albany International Corp., which appears in Albany International Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated December 11, 2001 relating to the financial statements of Albany International Corp. Prosperity Plus Savings Plan, which appears in the Albany International Corp. Prosperity Plus Savings Plan's Annual Report on Form 11-K for the year ended December 31, 2000.

PricewaterhouseCoopers LLP
Albany, New York
December 28, 2001